Exhibit 99.1

CUI GLOBAL ANNOUNCES $5 MILLION SHARE REPURCHASE AUTHORIZATION

TUALATIN, Ore. - December 4, 2019 - CUI Global, Inc. (Nasdaq: CUI) (“CUI Global”) announced today that its Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $5.0 million of CUI Global common stock at market prices. The number of shares to be repurchased and the timing of the purchases will be determined at the discretion of the Company and repurchases may be discontinued at any time.

“We are pleased to return a portion of the proceeds from the recent divestitures of non-core assets to shareholders in alignment with our continuing efforts to enhance shareholder value. A portion of the proceeds will also be utilized to support our Energy-centric growth strategy,” stated William J. Clough, executive chairman of CUI Global.

About CUI Global, Inc.

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies to create a diversified energy services platform. CUI Global’s Energy business, Orbital Gas Systems is a leader in innovative gas solutions with more than 30 years of experience in design, installation and the commissioning of industrial gas sampling, measurement and delivery systems providing solutions to the energy, power and processing markets. Orbital Gas Systems manufactures and delivers a broad range of technologies including environmental monitoring, gas metering, process control, telemetry, gas sampling and BioMethane. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

External Investor Relations Counsel:

LHA Investor Relations

Sanjay M. Hurry

T: 212-838-3777

cuiglobal@lhai.com

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